EXHIBIT 10.22

DISTRIBUTION AGREEMENT AND FIRST AMENDMENT TO DISTRIBUTION AGREEMENT

DISTRIBUTION AGREEMENT

     This Distribution Agreement (the “Agreement” or the “2000 Agreement”) is entered into as of this 10th day of October, 2000 by and between Dreyer’s Grand Ice Cream, Inc., a Delaware corporation headquartered at 5929 College Avenue, Oakland, California 94618 (“Distributor”) and Ben & Jerry’s Homemade, Inc., a Vermont corporation headquartered at 30 Community Drive, South Burlington, Vermont 05403-6828 (“Manufacturer”).

     WHEREAS, the parties wish to confirm that a certain New Distribution Agreement between the parties dated as of January 11, 1999, as amended (“the 1999 Agreement”) will expire upon the effective date of commencement of distribution by Distributor under this Agreement as provided in Section 8.1 below, at which time distribution shall commence under this Agreement.

     NOW THEREFORE, in consideration of these premises, the mutual promises of the parties and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1    PURPOSES OF AGREEMENT

     Manufacturer is engaged in the manufacture, sale and distribution of ice cream and frozen dessert products manufactured and sold under the trade name “Ben & Jerry’s” and such other trade names as are set forth on Schedule 1A. Distributor is engaged in the manufacture, sale and distribution of ice cream products and frozen desserts sold under several brand names including “Dreyer’s” and “Edy’s” and including ice cream products manufactured by or for others. The use of the term “Distributor” in this Agreement means Dreyer’s Grand Ice Cream, Inc. and its affililates and subsidiaries engaged in the manufacture, sale and/or distribution of frozen dessert products in the United States. The term “Manufacturer” shall mean Ben & Jerry’s Homemade, Inc. and its subsidiaries engaged in ice cream production operations in the United States.

     Distributor and Manufacturer desire to enter into this Agreement setting forth the mutual rights and responsibilities of the parties with respect to the distribution, resale and promotion of Products (as defined) of the Manufacturer through the distribution system of the Distributor, being the Distributor’s owned and operated distribution system and its authorized subdistributors.

     It is understood that such distribution will commence and that all of the provisions of this Agreement shall be effective, as provided in Section 8.1 below.

     1.1  Representations. Distributor hereby represents that as of the date hereof it is not in default in any respect under, and will not be in default in any respect but for the running of any applicable grace period under, any loan agreement or other agreement for the borrowing of money or capitalized leases.

     Distributor hereby represents that as of the date hereof Distributor has all legal right and ability to enter into this Agreement and to carry out the obligations set forth herein, and by doing so is not in breach of any other agreement of any kind.

     Manufacturer hereby represents that as of the date hereof Manufacturer has all legal right and ability to enter into this Agreement, which provides for commencement of distribution effective as provided in Section 8.1 below, and to carry out the obligations set forth herein, and by doing so is not in breach of any other agreement of any kind.

2     DISTRIBUTION

     2.1  Appointment of Distributor. Subject to all of the terms hereof, Manufacturer hereby confirms the appointment of Distributor, commencing as provided in Section 8.1 below, as a non-exclusive distributor for the Products (as defined below) for the channels of trade and in the distributor territory within the United States as set out in Schedule 2A (referred to herein as the “Retail Grocery Trade Territory” and consisting of grocery stores, club stores, mass merchandise stores and drug stores with three (3) or more cash registers per location, as well as sales to domestic United States military facilities). The Retail Grocery Trade Territory may be changed by mutual written consent of the parties. Manufacturer agrees that it will not appoint any other distributor in any territory described in Schedule 2A, as it may be amended from time to time by mutual agreement, or otherwise arrange for the sale or distribution of the Products within the Retail Grocery Trade Territory, so long as Distributor is in compliance with the terms of this Agreement. Manufacturer may appoint other distributors in the Retail Grocery Trade Territory in the event Distributor is not in compliance, as provided herein; providing however, that prior to appointing another distributor, Manufacturer shall provide Distributor with written notice of any non-compliance, whereupon Distributor in turn shall have sixty (60) days from receipt of such written notice to cure or remedy such non-compliance by Distributor. If Distributor is successful in curing or remedying such non-compliance within such sixty (60) day notice period, Manufacturer shall not appoint another distributor, or otherwise arrange for the sale or distribution of the Products, within the affected territory.

     Subject to all of the terms hereof, Manufacturer hereby appoints Distributor, commencing as provided in Section 8.1 below, as a non-exclusive distributor for the Products (as defined below, but excluding bulk Products except as permitted by Manufacturer for the Impulse Trade) for channels of trade and in the distributor territory within the United States as set out in Schedule 2B (referred to herein as the “Impulse Trade Territory”) and consisting of convenience stores, bodegas, ‘Mom & Pop’ stores and other locations with less than three (3) cash registers per location (as well as food service accounts to the extent permitted by Manufacturer). Manufacturer shall determine, in its discretion following consultation with Distributor, the geographic territories in which Distributor is appointed to distribute the Products to the Impulse Trade, as set forth on Schedule 2B. Manufacturer may also, in its discretion following consultation with Distributor, appoint additional distributors to distribute the Products to the Impulse Trade within the distributor territory which is set out in Schedule 2B. As used herein, “Distributor Territory” shall mean and include both the Retail Grocery Trade Territory and the Impulse Trade Territory. Before Manufacturer grants any other person the right to distribute the Products in the Impulse Trade Territory, Manufacturer shall first give Distributor at least 30 days’ prior written notice and shall consult with Distributor.

     The Products distributed by Distributor hereunder include (i) brand items of Manufacturer identified on Schedule 1B which are pints, quarts, half gallons, single serve and including bulk sizes of ice cream, frozen yogurt, sorbet, novelties and other frozen desserts manufactured by the Manufacturer and (ii) subject to the effect of existing distribution agreements between Distributor and third parties, such other brand ice cream, frozen yogurt, sorbet, novelties, smoothies and other frozen desserts of other persons as are involved in a significant relationship with Manufacturer as may be designated by Manufacturer from time to time, with reasonable notice to Distributor, all as set forth on Schedule 1B as supplemented or revised by Manufacturer from time to time in accordance with this Agreement, and with reasonable notice to Distributor (collectively, the “Products”); providing however that Manufacturer may not remove Products from Schedule 1B absent a nationwide discontinuance of such products from the marketplace for all purposes. Manufacturer may also request that Distributor distribute additional food products in addition to the Products, pursuant to terms and conditions (including but not limited to sales terms, performance goals and requirements) as may be mutually agreed upon by Manufacturer and Distributor.

     Subject to all of the terms hereof, Distributor accepts such appointment and agrees to distribute, resell, and deliver the Products in such flavors and sizes as are authorized by stores and all other types of accounts in the Distributor Territory, and to promote the Products in accordance with the terms of this Agreement throughout the Distributor Territory.

2.1.1 Performance Requirements. In accordance with the foregoing, Distributor will operate so that it meets the distribution performance requirements set out in Schedules 2C-1 (pertaining to the Retail Grocery Trade, attached to the Agreement) and 2C-2 (pertaining to the Impulse Trade, to be determined upon mutual agreement within thirty (30) days of the date of execution of this Agreement), and with such updates and revisions as shall be agreed at least annually with respect to each area of dominant influence (“ADI”) or other market area listed on Schedules 2A and 2B (the “Performance Requirements”). It is understood that the Distributor is responsible for meeting the Performance Requirements annually on a market-by-market basis within the Distributor Territory for the Distributor Territory served directly (and if expressly applicable under Section 2 of this Agreement, geographic areas within the Distributor Territory served indirectly, by using authorized subdistributors). These Performance Requirements may be reasonably revised and updated by Manufacturer to reflect industry improvements in distribution.

2.1.2 Performance Goals. The parties shall annually set performance goals for the distribution of Manufacturer’s products on a market-by-market basis for both the Retail Grocery Trade Territory and the Impulse Trade Territory (the “Performance Goals”), as provided in Section 2.1.3. The Performance Goals shall take into account (a) the Performance Goals for the immediately preceding year, (b) actual performance of the Distributor during the immediately preceding year, (c) any events or situations out of the ordinary that occurred in the immediately preceding year or are reasonably expected to occur in the marketplace in the immediately following year, which affected or would reasonably be expected to affect Distributor’s performance, (d) any reasonably reliable market performance data for the various markets in which the Distributor and other distributors distribute substantially the same products of the Manufacturer, (e) changes in the Retail Grocery Trade Territory and/or the Impulse Trade Territory, including but not limited to the addition or reduction of additional distributors in any such territory; and (f) Manufacturer’s own expenditures and programs to promote the sale of Manufacturer’s Products.

2.1.3 Determination of Performance Goals. The Performance Goals for each calendar year for each market in the Distributor Territory commencing with Performance Goals for the calendar year 2001 shall be agreed upon on or before December 1 of the prior year. In the event no agreement has been reached by December 1 of any year (the “Present Year”), then the CEOs and/or the Vice Presidents of Sales of Manufacturer and Distributor shall attempt to agree on such Performance Goals on or before January 1 of the succeeding year (the “Next Year”). If they are unable to agree, the matter will be submitted to binding mediation. The parties shall have until February 1 of the Next Year to mutually agree upon a qualified mediator, who shall be a person familiar with the economics and practices of the food distribution industry and have experience serving as a mediator in commercial disputes. If the parties are unable to agree upon a single mediator, each party shall designate its own similarly qualified mediator by March 1 of the Next Year, and the mediators so designated shall choose a third mediator by April 1. The mediation process shall be concluded by May 1, and shall be final and binding upon the parties as to Performance Goals for that current year. The cost of any mediation shall be borne equally by the parties. Such mediation shall take place in Chicago, Illinois or such other place as the parties mutually agree.

     If the Performance Goals in any market are not met in any year, then the Performance Goals for that market for the subsequent year will include nine months’ goals (January 1 to September 30) as well as annual goals, to accommodate the cure provisions of Section 8.2.2 below; providing however that if the Performance Goals are not met in any market in any year as a result of Manufacturer appointing an additional distributor in any such market during the relevant period, the Performance Goals for the subsequent year will be adjusted to reflect the sales of such additional distributor(s).

2.1.4 Distribution Policies. Distributor confirms that it will, except as otherwise specified in this Agreement, follow Manufacturer’s general distribution policies (the “Distribution Policies”) as now in effect and as reasonably amended for application to Manufacturer’s distributors generally upon reasonable written notice to Distributor (see Schedule 2D for the Distribution Policies as in effect on the date hereof).

     2.2  Accounts. It is agreed that Distributor Territory will include those channels of trade and geographic areas specified on Schedules 2A and 2B (including those served on a consignment basis as provided below). Except for mutually agreed authorized distributors or subdistributors (whether or not Distributor owns a minority interest therein), Distributor will establish the distribution coverage needed to carry out Distributor’s obligations to distribute the Products. Distributor will sell the Products to accounts whether or not the account wishes to purchase any other products distributed by Distributor.

     Distributor agrees that it will not knowingly, directly or indirectly, through independent distributors or otherwise, sell, market or distribute the Products to any person outside the Distributor Territory or for sale outside the Distributor Territory.

     Distributor agrees to distribute only to the authorized accounts in the Distributor Territory in accordance with this Agreement, including Sections 2.2 - 2.4. In order to carry out the provisions of this Agreement, Distributor will abide by and, where applicable, impose these contractual restrictions on all the persons distributing Products under this Agreement who are not presently bound by an agreement with Distributor, except when otherwise authorized in writing by the Manufacturer. Notwithstanding the foregoing, nothing in this paragraph shall permit enlargement of the Distributor Territory. Nonetheless, in the event that the Products are made available to a non-permitted account, Distributor agrees to use its best efforts to remedy the situation. Distributor, consistent with applicable law, will use its best efforts to terminate any distributor or other person who continues to sell unauthorized accounts. It is understood that the best efforts obligations of Distributor with respect to the customer/territorial limitations are to use best efforts, consistent with law, in enforcing such customer/territorial restrictions under this Agreement and that Distributor shall not be liable to the Manufacturer for any unauthorized sales or resales by the other distributors as long as Distributor has not authorized any sales by other distributors in derogation of the rights retained by the Manufacturer.

     2.3  Food Service Accounts. Manufacturer reserves the right to sell Products directly to Food Service accounts (which consist of sales to concessionaires, non-grocery captive and institutional accounts, restaurants and scooping venues other than franchises). With respect to distribution of Food Service portion of the Impulse Trade as provided in Section 2.1 (and which shall include novelties that are also distributed as provided in Section 2.1 above, and bulk to the extent permitted) as may be established from time to time by the Manufacturer, the Distributor shall sell to such Food Service accounts as the Manufacturer may reasonably designate from time to time. It is understood that there may be changes in the Manufacturer’s designation of Food Service accounts which are to be handled by the Distributor, and the parties agree to reach reasonable accommodations in order to realize the potential for sales of the Products to Food Service accounts.

     2.4  Distribution to Franchisees and Manufacturer-owned scoop shops and retail locations. To the extent Manufacturer supplies the Products to Distributor, Distributor agrees to supply the Products, including bulk, to Manufacturer’s franchised, licensed and Manufacturer-owned scoop shops and other Manufacturer-owned retail operations in the Distributor Territory on a drayage basis. Distributor confirms that it will meet Manufacturers’ retail operations Distribution Requirements and Policies as set forth in Schedule 2.4. Distributor understands that Manufacturer’s franchise agreements require it to serve franchise customers first in the event of product shortage.

     Distributor will receive a drayage/handling fee per item delivered as established by Manufacturer, and adjusted on an annual basis in accordance with changes to the Consumer Price Index; that fee currently being (*) per 2-l/2 gallon bulk tub and (*) per sleeve of pints and miscellaneous boxed goods, with (*) of the freight to the Distributor to be the responsibility of Distributor. Manufacturer and Distributor may mutually agree to adjust the drayage/handling fee on an annual basis. It is also agreed that Distributor will cooperate with Manufacturer in the future potential evaluation and implementation of alternate fee systems to the then current drayage system.

     2.5  Distributor’s Directly Owned and Operated Distribution System. It is agreed that the required form of market delivery by Distributor under this Agreement is direct store delivery (“DSD”), with a small percentage distributed by authorized subdistributors of Distributor. DSD is the process by which consumer demand is fulfilled and delivered at the store level. As part of this process, Distributor’s personnel are directly responsible for developing store specific orders, schematics, and replenishment schedules. Product delivery to the store (not involving a retailer’s warehouse) and merchandising will be performed by Distributor or a contracted third party.

     Distributor agrees that its maximum resale prices on Products resold to subdistributors will not exceed (*) above the prices paid by Distributor for such Products to the Manufacturer, including freight, under Section 9.

     Manufacturer and Distributor further agree to negotiate in good faith reasonable alternative pricing and terms for any special accounts (e.g., sales to club stores) where Manufacturer and Distributor agree with such accounts that Distributor may drop ship the Products to such account in lieu of providing the additional services contemplated by this Agreement. If the parties fail to agree, Manufacturer may make alternative arrangements with such special accounts; providing however that if Manufacturer makes such alternative arrangements, the Performance Goals will be adjusted accordingly.

* This confidential portion has been omitted and filed separately with the Commission.

     Distributor agrees that all subdistributors shall be subject to the approval of the Manufacturer, which may not be unreasonably withheld. In the event that Distributor acquires or enters into a joint venture or similar arrangement with any new or existing subdistributors operating in an area not then within Schedule 2A or Schedule 2B as the case may be, during the term of this Agreement, and in the event that Manufacturer consents to the geographic expansion of the Distributor Territory (whether expansion of the Retail Grocery Trade Territory in Schedule 2A, the Impulse Trade Territory in Schedule 2B, or the Distributor Territory as a whole), then the provisions of this Agreement shall apply to the additional distribution business for Manufacturer’s Products in such additional geographic areas that have been consented to by Manufacturer. To the extent that Manufacturer does not so consent in writing, then the applicable territory shall not be enlarged as a result of such acquisition or joint venture or similar event by Distributor.

     All current subdistributors are hereby approved by Manufacturer and are listed on a Schedule 2.5 attached hereto. Manufacturer shall have the right to suggest subdistributors subject to the approval of Distributor, which may not be unreasonably denied. Without limiting any other provision of this Agreement, the Manufacturer shall also have the right to appoint an additional subdistributor or, if Distributor does not accept a designated subdistributor, a co-distributor in an area if Distributor is unable to sell any Products into a particular class of trade (such as Mom & Pops) or a particular account of significance (an account with at least six stores) and, provided that this right shall be limited to sales to such account(s) or class of trade.

     2.6  Supply of Products for Distribution. Manufacturer agrees to use its best efforts to make the Products available to Distributor hereunder F.O.B. Waterbury, VT, in such quantities and flavor assortments as Distributor may reasonably require, subject only to Manufacturer’s right, if reasonably required by force majeure or other unforeseen circumstances affecting production delays (subject to any priority contractually required by the franchise agreements referred to above) to allocate Products between all distributors and franchisees, including Distributor and Manufacturer’s other distributors (independent or company-owned) in this country or those buying for distribution in foreign countries. Distributor shall purchase on full pallet basis (or on a split pallet basis with a picking charge), one flavor per pallet and on half trailer load minimum basis.

     2.7  No Discrimination. In order to ensure that competition for the Products and products of the Distributor is vigorous, Distributor agrees that all incentive, commission or other compensation programs or benefits for its route salesmen or other sales and sales-type employees and other employees directly involved in the distribution function shall have incentive/commission/compensation/benefit terms relating to distribution of the Products of the Manufacturer that are at least equal to those relating to distribution of products manufactured by Distributor or other products distributed by Distributor and that the instructions to and conduct of the Distributor’s personnel in the Distributor Territory shall be implemented so as not to discriminate, directly or indirectly, against distribution of the Products of the Manufacturer.

     2.8  Co-distribution, etc. As to all markets within the Distributor Territory where Distributor distributes products directly (or through independent distributors and subdistributors, if and where so permitted by the express terms of this Agreement) and where Manufacturer may be selling to other distributors, Distributor will be a co-distributor with Manufacturer’s other distributors, and as between Manufacturer and Distributor, Distributor will not commit any material unfair trade practices as to such other distributors or attempt to unlawfully interfere with their customers, and Manufacturer, when acting as a distributor, will not commit any material unfair trade practices as to Distributor or attempt to unlawfully interfere with Distributor’s customers, it being understood that neither Distributor nor Manufacturer shall be responsible for actions taken or not taken by any of the other distributors or subdistributors used by them.

3    MARKETING AND SALES

     Manufacturer shall be responsible for marketing of the Products in accordance with the provisions of this Agreement, subject to the following:

3.1	Manufacturer and Distributor shall regularly exchange by electronic means any information necessary to the performance of their respective responsibilities and roles hereunder. Manufacturer will receive from Distributor data provided through the standard UCS 867 product transfer/resale set. The data, provided weekly, will be of the same quality and coverage as is currently supplied by Distributor. Each party will cooperate with the other to be able to receive and transmit data through the standard UCS 867 protocol as soon as practicable.

3.2	Manufacturer will be responsible for the generation and (*) of the cost of the following: all print, radio, tv or other media advertising placed by the Manufacturer and all consumer promotions, i.e., scoop trucks, marketing events and community events.

3.3	Each party shall promptly pay, subject to the following provisions, (*) of the cost of all trade promotions on the Manufacturer’s Products in the Distributor Territory, which shall not include the foregoing items in Subsection 3.2, but shall include off-invoice, retailer ads, retailer display specials, bunker programs, etc., other trade promotional techniques which may be used in lieu of such conventional trade promotions. Distributor shall pay its (*) share of such trade promotions for all markets in the Distributor Territory up to the per party amount of (*) per Equivalent Unit (as such term is defined in Schedule 3.3). In the event Manufacturer’s (*) portion of such trade promotions exceeds (*) per Equivalent Unit per party, Distributor may in its discretion contribute its (*) share of the incremental amount of such trade promotions over and above (*) per Equivalent Unit per party; otherwise, Manufacturer may require that such trade promotion be carried out by Distributor, but with (*) of the incremental cost of such trade promotion paid by Manufacturer. Distributor’s contribution shall not in any event exceed the amount of Manufacturer’s contribution pursuant to this subsection, and shall be proportionately reduced in the event such trade promotions are less than (*) per Equivalent Unit as defined herein.

3.4	Each party shall promptly pay, subject to the following provisions, its (*) share of the cost of slotting expenses for the Products sold by Distributor in the Distributor Territory as mutually agreed upon by Manufacturer and Distributor, up to a maximum contribution by Distributor of (*) for each twelve (12) month period commencing with the February 28, 2001 commencement date under this Agreement. Distributor may in its discretion contribute its (*) share of the incremental amount of such slotting expenses over and above such contribution of (*); otherwise, Manufacturer may require that Distributor pays such incremental slotting expenses, but Manufacturer shall be solely responsible for the incremental amount beyond the Distributor’s (*) contribution per each 12-month period. Manufacturer and Distributor shall mutually agree, on an annual basis, as to which Products require such slotting expenditures. Distributor’s contribution shall not in any event exceed the amount of Manufacturer’s contribution pursuant to this subsection, and shall be proportionately reduced in the event the total expenditures from both Manufacturer and Distributor for slotting expenses for Products sold by Distributor in the Distributor Territory is in any year less than (*).

3.5	All credits and adjustments contemplated by this Section shall be made on a monthly basis, and any adjustments necessary to “true up” these amounts shall be made on an quarterly basis, with the final adjustment made promptly after the end of each calendar year or applicable twelve month period.

3.6	It is understood that, unless otherwise agreed, Manufacturer’s sales representatives shall make presentations and sales calls to the Retail Trade, as well as to convenience store chains, national accounts, restaurants and any other accounts designated by Manufacturer, following reasonable notice to Distributor as to presentations and sales calls in the Distributor Territory, provided that Distributor personnel in the distribution system may accompany Manufacturer’s personnel, unless inappropriate in Manufacturer’s judgment, to assist in the effective promotion of the Products through the distribution system. With respect to the sale of Products by Distributor to the Impulse Trade Territory (other than to convenience store chains), Manufacturer has determined that it would be most efficient for sales calls to be made by Distributor personnel at the direction of the Manufacturer. In addition, all promotions on the Products must be only those authorized by the Manufacturer, prior to offering these to accounts.

* This confidential portion has been omitted and filed separately with the Commission.

4     SOCIAL MISSION ACTIVITIES

     Distributor recognizes the benefit of the image and reputation of the Products and of the Manufacturer that has been previously created in the Distributor Territory, including that part of the image and reputation related to the Manufacturer’s approach to marketing activities, community oriented events, promotions or benefits and the Manufacturer’s Social Mission, as set forth in Schedule 4.1. Distributor acknowledges its responsibility to maintain and sustain that image and reputation in Distributor activities as a distributor of the Manufacturer in the Distributor Territory, including the obligations set forth in Section 4.1 hereof.

     4.1  Distributor shall use its best efforts to integrate into its business of distributing the Products of Manufacturer hereunder a reasonable number (given the size of Distributor’s operation) of socially responsible activities which are consistent with those activities and programs which Manufacturer conducts to implement its social mission, as described in Schedule 4.1 and as reasonably updated from year to year by Manufacturer upon reasonable notice to Distributor. The Manufacturer acknowledges that the activities of the Distributor set forth in Schedule 4.2 are examples of such socially responsible activities and that activities of the Distributor in the “socially responsible” arena have been acceptable overall through the date of execution of this Agreement. However, Distributor as is its custom, will strive to make improvements to the same as may be reasonable in the circumstances. It is also understood that, in completing the Questionnaire furnished under Schedule 4.1 on an annual basis, Distributor shall be entitled not to respond to the extent that the response would include confidential business information of Distributor. Material failure by Distributor to identify and implement such socially responsible activity from time to time, after notice of such failure, in reasonable detail, from Manufacturer and a 90 days cure period, shall, unless reasonably cured by Distributor in said cure period, constitute grounds for termination under Section 8.2.6 without any additional cure period.

5    DELIVERY; OTHER SERVICES

     5.1  Distributor shall be responsible for delivery and resets of the Products and shall provide the same delivery and reset service and care it provides for its own products, including service (such intervals in the week as is necessary, given the retail outlet, to exploit the market potential) for all types of accounts, products rotation, correct flavor assortment, proper display and pricing of product, removal of damaged product (provided that in the event that Product is required to be removed pursuant to a decision of the Manufacturer, such as discontinuance of a slow moving item, the Distributor shall be solely entitled to credit for the purchase price previously paid, including freight, for such Product), assurance of adequate back stock where allowed and display of merchandising materials in and around the freezer case. Distributor also agrees to comply with Manufacturer’s general service standards for distributors as set forth in the Distribution Policies referred to above and including those in Section 5.2 below.

     These services will be provided by Distributor where Distributor delivers its own products, or as provided elsewhere in this Agreement. To the extent that the Products are expressly permitted by this Agreement to be delivered by independent distributors (or subdistributors) used by Distributor, Distributor will exercise best efforts to cause such independent distributors (or subdistributors) to provide delivery and reset service and care of the Products as aforesaid but shall in no event be liable to Manufacturer for any act or omission in respect thereof by any such distributor. However, in the event that such independent distributors (or subdistributors) do not provide such delivery and reset service and care of the Products, Distributor will take action to correct the deficiency or appoint other distributors (or subdistributors) to provide the required delivery and care of the Products.

     5.2  Temperature/Handling. Distributor shall meet the temperature, handling and cold chain requirements as specified in Schedules 2D and 2.4. In the event Manufacturer determines that Products are being handled at improper temperatures, Manufacturer reserves the right to insist that Product be destroyed if quality of such Product is adversely affected at any time and Distributor will remain responsible for payment for the destroyed Products.

6    OTHER DISTRIBUTION BY THE DISTRIBUTOR

     Notwithstanding any other provision of this Agreement, the parties acknowledge that Distributor intends to continue its existing business which may be deemed to compete with Manufacturer’s Products, and may manufacture, sell and/or distribute additional ice cream products and other products which may compete directly with Manufacturer’s Products, in all parts of the United States and abroad, to all classes of trade. Manufacturer agrees that nothing in this Agreement is intended to, or shall limit or affect in any way such activities by Distributor. Nothing herein shall be deemed to waive compliance with the commitments of Distributor in Section 2 hereof.

7    RELATIONSHIP OF DISTRIBUTOR AND MANUFACTURER

     The relationship of Distributor and Manufacturer with respect to sale and purchase of Products is that of distributor (purchaser) and manufacturer (seller), and nothing in this Agreement shall be construed to create any agency or partnership or any other relationship, except as set forth herein.

     Neither Distributor nor Manufacturer shall have, nor shall either represent itself as having, any right, power or authority to create any contract or obligations, either express or implied, on behalf of, in the name of, or binding upon the other party, or to pledge the other’s credit or to extend credit in the other’s name unless the other party shall consent thereto in advance in writing. Without limitation of the foregoing, Manufacturer shall not make any representation concerning Distributor or use of Distributor name in Manufacturer’s marketing and sales effort without Distributor’s advance written approval. Manufacturer does have the right without prior approval of Distributor to inform the trade that the Products are being distributed through the Distributor’s system, and as is necessary to carry out the purposes of this Agreement. Without limitation to the foregoing, Distributor shall not make any representation concerning Manufacturer or use of Manufacturer’s name in Distributor’s marketing and sales effort without Manufacturer’s advance written approval. Distributor does have the right without prior approval of Manufacturer to inform the trade that the Products are being distributed through the Distributor’s system, and as is necessary to carry out the purposes of this Agreement.

8    TERM; TERMINATION

     8.1  Term. This Agreement shall be binding and fully enforceable upon its execution and delivery, but the term of this Agreement and any distribution by Distributor hereunder shall commence February 28, 2001, at which date the 1999 Agreement shall cease to be effective in its entirety (except for the survivability provisions of Section 16 and the related sections listed therein, which shall survive except as modified by the terms of this Agreement) as provided therein. The initial term of this Agreement shall be five (5) years from February 28, 2001, whereupon the Agreement shall automatically renew for two (2) successive five (5) year periods, for a total term of fifteen (15) years. Either party may terminate this Agreement at the end of any five (5) year period, by providing written notice of its intent to do so three hundred and sixty five (365) days prior to the date of expiration of each such (5) year period. This Agreement may also be terminated as provided in Sections 8.2 and 8.3. References in this Agreement to “February 28, 2001” shall mean immediately after the close of business on February 28, 2001, Eastern Standard Time.

     8.2  Termination for Cause. This Agreement may be terminated for cause as provided in this Section.

8.2.1 Manufacturer may terminate this Agreement with respect to any market described in Schedules 2A and 2B if Distributor fails to satisfy the Performance Requirements with respect to such market, or, if Distributor fails to satisfy the Performance Requirements in 5 of the 13 largest markets set forth in Schedules 2A and 2B based each year on sales of the preceding calendar year (under this Agreement or the 1999 Agreement, to the extent applicable), then the Agreement may be terminated in its entirety, unless in either case, such default shall have been cured to the reasonable satisfaction of Manufacturer within sixty (60) days after receipt by Distributor of written notice specifying the default in reasonable detail.

8.2.2 Manufacturer may terminate this Agreement as to any market described in Schedules 2A and 2B if Distributor fails in any year to meet the Performance Goals as to that market, and does not cure that failure before the expiration of the first nine (9) months of the following twelve (12) month period, providing such failure is determined to be predominantly attributable to the actions or inaction of Distributor. Manufacturer may terminate this Agreement in its entirety if Distributor fails to meet in any calendar year the Performance Goals as to 5 of the 13 largest markets (“Major Markets Shortfall”) set forth in Schedules 2A and 2B and does not cure that failure as to those markets before the expiration of the first nine (9) months of the following twelve (12) month period (the “Nine Month Period”), providing such failure is determined to be predominantly attributable to the actions or inaction’s of Distributor. In order to cure such a failure as to a given market, Distributor must meet the Performance Goals established for that market for the Nine Month Period. In order to cure a Major Market Shortfall, Distributor must meet the Performance Goals established for the Nine Month Period so that there is no longer a Major Market Shortfall as to the affected markets.

     During the first thirty (30) days of the aforementioned Nine Month Period, the Vice Presidents of Sales of Manufacturer and Distributor shall attempt to resolve any dispute as to whether such failure was predominantly attributable to the actions or inaction of Distributor. In the event the parties are unable to resolve such dispute through such direct communications within this initial thirty (30) day period, the parties shall submit such dispute to binding mediation immediately. After submitting the matter to binding mediation, the parties shall have thirty (30) days to mutually agree upon a qualified mediator, who shall be a person familiar with the economics and practices of the food distribution industry and have experience serving in commercial disputes. If the parties are unable to agree upon a single mediator, each party shall designate its own similarly qualified mediator within thirty (30) days (i.e., within sixty (60) days after the matter is submitted to mediation), and the mediators so designated shall choose a third mediator within thirty (30) days. The mediation shall be concluded within six months after first being submitted to mediation and in no event later than the end of the Nine Month Period. The cost of such mediation shall be borne equally by the parties and shall take place in Chicago, Illinois or such other place as the parties may mutually agree.

8.2.3 In the event of a termination pursuant to section 8.2.1 or 8.2.2 above, Distributor shall have the obligations set forth in section 8.3.1 below, for the nine (9) month period following such termination notice, with respect to each market described in Schedules 2A and 2B as to which there has been a termination notice.

8.2.4 The failure of Distributor to continue DSD as the method of distribution hereunder shall entitle Manufacturer to terminate this Agreement in the Distributor Territory as a whole (if such failure to continue DSD as the method of distribution affects the Distributor Territory as a whole) or with respect to any market described in Schedules 2A and 2B (if the failure to continue to DSD as the method of distribution affects such market), unless such default shall have been cured to the reasonable satisfaction of the Manufacturer within sixty (60) days after receipt of written notice specifying the failure. The parties agree that an exit from DSD at the demand or request of a specific customer or customers, or in a specified geographic portion of the Distributor’s Territory, upon the approval of Manufacturer and which does not involve a substantial reduction in the use of DSD, shall not require such notice and may require an adjustment to the Performance Goals pursuant to mutual agreement.

8.2.5 In addition, following a Change in Control as defined herein, Distributor shall give Manufacturer at least three (3) years’ written notice before implementing any system wide exit or other reduction of its DSD system which results in a material reduction of such use of DSD in 5 or more of the 13 largest markets set forth on either or both of Schedules 2A and 2B. If, during the three (3) year period following a Change of Control, Distributor provides notice to Manufacturer that Distributor intends to discontinue DSD as its distribution system as a whole, or in a manner which results in a reduction of such use as to more than (*) of the sales volume of the Products from the preceding calendar year (a “substantial reduction”), Manufacturer shall, during the notice period, have the option to [1] terminate this Agreement, whereupon Distributor shall pay Manufacturer (in addition to any other remedies available to Manufacturer under this Agreement) the sum of (*), or [2] Manufacturer may by written notice to Distributor elect to terminate this Agreement, whereupon for the three (3) year period following such election by Manufacturer, Distributor must purchase annually from Manufacturer at a minimum a dollar volume of Products equal in each year to the extrapolated sales (i.e., the trend) of Products over the three (3) years immediately preceding such election. The obligation of Distributor to make such purchases would be secured by a letter of credit or similar device.

In the event Distributor fails to provide Manufacturer with at least three (3) years’ written notice before implementing any system wide exit or other reduction of its DSD system as specified in this subsection 8.2.5, [1] if Manufacturer elects to terminate this Agreement as specified above, Distributor shall pay Manufacturer the sum of (*), and [2] provided that for the three (3) years following the commencement of any such system wide exit or other reduction of its DSD system, Distributor must purchase annually from Manufacturer at a minimum a dollar volume of Products equal in each year to the extrapolated sales (i.e., the trend) of Products over the three (3) years immediately preceding the commencement of any such system wide exit or other reduction of its DSD system. The obligation of Distributor to make such purchases will be secured by a letter of credit or similar device.

8.2.6 The nondefaulting party shall be entitled to terminate this Agreement upon the failure of the other party to comply with any of the other terms set forth herein in any material respect, which failure shall also have a material adverse effect on Distributor’s distribution performance in either the Distributor Territory as a whole (in which case this Agreement may be terminated in its entirety) or with respect to any market described in Schedules 2A and 2B (in which case this Agreement may be terminated as to such market) unless such default shall have been cured to the reasonable satisfaction of the nondefaulting party within sixty (60) days after receipt of written notice specifying the failure in reasonable detail.

* This confidential portion has been omitted and filed separately with the Commission.

8.2.7 The nondefaulting party shall be entitled to terminate this Agreement if (a) the other party files a voluntary petition of bankruptcy or voluntary petition of seeking reorganization or the effectuation of a plan or other arrangement with creditors of such party pursuant to any federal law relating to bankruptcy or any amendment thereof (“Bankruptcy Code”) or insolvency law; or (b) the other party has filed against it a petition commencing an involuntary case under the Bankruptcy Code or insolvency law which shall not have been cured by the withdrawal or dismissal of such petition within sixty (60) days of the filing of such petition.

8.2.8 Without limiting any of the foregoing provisions of this Agreement, if Manufacturer notifies Distributor with reasonable specificity that a particular account or group of accounts in a specific market in the Distributor Territory is not, in the reasonable judgment of Manufacturer, receiving appropriate distribution (i.e. in accordance with the Performance Requirements or the Performance Goals, as in effect for the applicable period); Distributor shall endeavor to correct the problem. If following sixty (60) days from such notice, Manufacturer is not, in its reasonable judgment, satisfied that the problem has been corrected, Manufacturer may propose a solution. If within a reasonable period (generally thirty (30) days), Distributor agrees to implement such solution and if Distributor in fact implements such solution, such notice shall be of no further effect. If Distributor does not so agree to implement such solution or does not in fact implement such solution, Manufacturer shall have the right to terminate Distributor’s distribution rights to such account or group of accounts.

     8.3  Termination Upon Change in Control. Upon a Change in Control (as defined below) of the Distributor, the Manufacturer may terminate this Agreement upon nine months notice, and upon a Change in Control (as defined) of Manufacturer, Distributor may terminate this Agreement upon nine months notice, in each case given at any time within the nine-month period following the Change in Control of the other party, provided that if notice of termination for Change of Control is given more than six months (but not more than nine months) after the Change of Control, the period of the six month purchase or sale obligation set forth below shall be shortened by the number of days equal to the number of days by which the date of the giving of such notice of termination is later than six months after the date of the Change of Control and the purchase or sale obligation shall be correspondingly adjusted.

     A “Change in Control” of a party means a change in control of that party of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934 (the “Act”), whether or not that party is then subject to such reporting requirements; provided, however, that, without limitation, such a Change in Control of that party shall be deemed to have occurred if (a) any “person” (as such term is used in Section 13(d) and 14(d) of the Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of that party representing 50% or more of the combined voting power of that party’s then outstanding securities eligible to vote in the election of directors; provided, however, that in the event, with respect to a Change in Control of Distributor, that person (or any entity controlled by or controlling that person) is a manufacturer or distributor of frozen desserts which is a significant competitive factor in the United States or, with respect to a Change in Control of Manufacturer, that person (or any entity controlled by or controlling that person) is a manufacturer or distributor of frozen desserts which is a significant competitive factor in the United States, the “50%” figure shall be “35%” in each case (calculated on a “fully-diluted basis, i.e.,” assuming issuance of all shares issuable upon exercise or conversion of any outstanding options, warrants or other securities or rights irrespective of the exercise, conversion or exchange price thereof or any term limiting the current exercisability); (b) that party is a party to a merger, consolidation, sale of assets or other reorganization, an issuance of securities or other transaction, or a proxy contest, as a consequence of which members of the Board of Directors of that party in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (c) during any period of twelve consecutive months, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by that party’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors of that party. For purposes of clauses (b) and (c) of this paragraph, with respect to Manufacturer, the term “Board of Directors” shall mean representatives of the Manufacturer’s shareholder as long as Manufacturer remains a “close corporation” under Vermont law.

     Notwithstanding the foregoing provisions of the definition, a “Change of Control” of Distributor will not be deemed to have occurred solely because of (i) the acquisition of securities of Distributor (or any reporting requirement under the Act relating thereto) by an employee benefit plan maintained by Distributor for the benefit of employees or by William F. Cronk or T. Gary Rogers or their “affiliates” or “associates” (as such terms are defined in Rule 12b-2 under the Act) or members of their family (or trusts for their benefit) or (ii) any merger, consolidation or reorganization involving Distributor in which the holders of voting stock having power to cast 80% of the votes in elections of directors of Distributor immediately prior to such merger, consolidation or reorganization hold immediately after such transaction voting stock having power to cast 80% of the votes in elections of directors of the surviving entity in such transaction, or (iii) the acquisition of securities of Distributor by persons who are management level employees of Distributor, or any restructure of Distributor the result of which in an increase in the percentage ownership of Distributor by persons who are management level employees of Distributor, and notwithstanding the foregoing provisions of the definition, a “Change in Control” of Manufacturer will not be deemed to have occurred solely because of (i) the acquisition of securities of Manufacturer (or any reporting requirement under the Act relating thereto) by an employee benefit plan maintained by Manufacturer for the benefit of employees or by or other members of the executive management or Board of Directors or their “affiliates” or “associates” (as such terms are defined in Rule 12b-2 under the Act) or members of their family (or trusts for their benefit) or (ii) any merger, consolidation or reorganization involving Manufacturer in which the holders of voting stock having power to cast 80% of the votes in elections of directors of the Manufacturer immediately prior to such merger, consolidation or reorganization hold immediately after such transaction voting stock having power to cast 80% of the votes in elections of directors of the surviving entity in such transaction, or (iii) the acquisition of securities of Manufacturer by persons who are management level employees of Manufacturer, or any restructure of Manufacturer the result of which in an increase in the percentage ownership of Manufacturer by persons who are management level employees of Manufacturer.

8.3.1 In the event of termination by Manufacturer for Change in Control of Distributor hereunder (other than a termination pursuant to 8.2.5 above), Distributor shall be obligated, during the nine (9) month period following the date of giving of such notice, to purchase from Manufacturer, in each case in each market area in the Distributor Territory, where Distributor was a distributor hereunder immediately prior to the termination notice, on a quarterly basis not less than the same amount of the Products as were purchased hereunder for resale and resold in such market area during the comparable calendar quarter of the prior year (under this Agreement or the 1999 Agreement, to the extent applicable), provided that the amount required to be purchased and resold by Distributor, during such period shall be reduced by the amount of any increased purchases and resales during the period by such other person (or the Manufacturer) previously distributing in such market area and by the amount of any sales of such other person (or the Manufacturer) making distribution for the first time in such market area of such termination notice period. A “market” or “market area” shall be any of the areas listed on Schedules 2A and 2B. It is understood that the amount required to be purchased and resold by Distributor pursuant to this paragraph shall be reduced for adverse changes in market conditions beyond the reasonable control of Distributor, including, for example, failure of the Manufacturer to deliver Product or novelties of the Manufacturer or loss of a chain due to the Manufacturer’s action or inaction (and not by Distributor action or inaction), or change in Manufacturer’s pricing or promotional practices, or decline in consumer preference for super premium ice cream or novelties on a market-wide basis, so long as Distributor is fulfilling its applicable obligations during the applicable period under this paragraph of Section 8.3.1 of this Agreement and that the amount required to be sold by Manufacturer pursuant to this paragraph shall be reduced for adverse changes in market conditions beyond the reasonable control of Manufacturer. In addition, if Manufacturer exercises its right to appoint another distributor in a market during this time, the obligation of Distributor to purchase Products will be adjusted to reflect the fact that such other distributor is operating in the relevant territory.

     In the event that Distributor fails to comply in a material respect in a market (as defined above) with the purchase obligations set forth above during the termination notice period, this failure shall constitute grounds for termination by the Manufacturer under Section 8.2 of this Agreement, effective immediately upon written notice to Distributor (notwithstanding any contrary provision in Section 8.2, including any cure period in which to cure such default that would otherwise be applicable under Section 8.2), or, alternatively, Manufacturer shall have the right, by written notice to the Distributor, to shorten the termination notice period to a shorter period (but not less than 30 additional days following the date of the Manufacturer’s notice to shorten under this paragraph).

     The provisions of this Section 8.3 shall be in addition to the provisions of Section 8.2.

     8.4  Certain Obligations. In addition to the applicable provisions above with respect to certain termination notice periods, Distributor agrees to continue to use its best efforts hereunder during all applicable termination notice periods under this Agreement to distribute the Products of the Manufacturer and to preserve Manufacturer’s shelf position for the replacement distributor(s) selected by the Manufacturer upon any termination of this Agreement in each market in the Distributor Territory listed in Schedules 2A and 2B where Distributor was a distributor hereunder immediately prior to the applicable termination notice.

     Upon any termination of this Agreement, all materials and other data submitted to Distributor by Manufacturer and still in Distributor possession shall be returned to Manufacturer and Distributor shall not use the contents thereof.

     8.6  Post Termination Obligations. Upon the termination of this Agreement by Manufacturer or by Distributor, Distributor shall return, and Manufacturer agrees to repurchase all Products (other than unsaleable Products) at Distributor’s original purchase price or in the event of Products close to out-of-code (i.e. less than 60 days before the out of code date) at the appropriate discount from such original purchase price, all in accordance with the industry standards, or, at Manufacturer’s option (exercisable by written notice to Distributor), Distributor shall have the right to sell or liquidate in the Distributor Territory in a manner approved by Manufacturer its then-current inventory of Products, but not including unsaleables in accordance with the provisions of this Agreement. In the event of any return of Products hereunder, the terminating party (other than under Section 8.1) shall pay (*) of the applicable reasonable return shipping charges; provided; however, that if either party terminates for cause, including a termination on account of a party’s assignment in violation of Section 16 below, then in such incident, the breaching party shall pay (*) of the applicable reasonable return shipping charges. For the purposes of this provision, “unsaleables” means damaged or out-of-code Products which shall be destroyed. All amounts due for Products sold to Distributor and all other amounts due under Sections 3.2 – 3.5, 8 and 9 and any other provisions of this Agreement shall be immediately due and payable. Nothing in this Section should affect either party’s obligations to the other upon termination, including any claims for damages.

     In the event this Agreement terminates in accord with the provisions of Section 8.1, each party shall pay (*) of the reasonable return shipping charges.

9    PRICES FOR PRODUCTS; PAYMENT TERMS; RESALE PRICES; RELATED MATTERS

     9.1  Prices Payable by Distributor. Manufacturer agrees to sell the Products at the prices determined by Manufacturer from time to time (Manufacturer’s regular Distributor Prices), which shall initially be as set forth on Schedule 9.1 attached, F.O.B. Waterbury, VT, with freight arranged by Manufacturer (or as requested by Distributor) using its reasonable efforts to obtain the best possible freight charge available and reimbursed by Distributor. Freight shall be split (*) between the parties, payable within 28 days after receipt of invoice for freight services by the party obligated by this Section to make such (*) reimbursement to the other party. Manufacturer and Distributor shall use their freight data and exercise their collective best efforts to secure the lowest freight cost for such transportation which assure compliance with the Performance Requirements and Distribution Policies set forth in this Agreement. Manufacturer may change prices to the Distributor when it changes price to its other distributors (absent unusual geographic market conditions), upon not less than reasonable notice to Distributor, which shall normally be not less than 30 days.

9.1.1. Rebate. Distributor shall pay to Manufacturer a rebate in an amount equal to (*) on Distributor’s monthly sales of all Products sold under this Agreement (or the 1999 Agreement, to the extent applicable) by Distributor or to Distributor’s subdistributors (but excluding sales to or by Non-affiliated subdistributors making purchases in smaller quantities [i.e., 10 pallets or less on an occasional basis] up to an aggregate of (*) of Distributor’s monthly sales), for the first twenty-four (24) months of this Agreement commencing February 28, 2001, payable monthly in arrears twenty-eight (28) days after the end of the month via Electronic Funds Transfer (EFT)[EDI transaction type 820]. The term “Non-affiliated subdistributors” shall mean subdistributors in which Distributor does not own more than twenty percent (20%) of the equity interests.

* This confidential portion has been omitted and filed separately with the Commission.

9.1.2. Contract Initiation Payment. Upon the February 28, 2001 commencement date specified in Section 8.1 of this Agreement, Distributor shall pay to Manufacturer a contract initiation payment of (*), via EFT [EDI transaction type 820].

9.1.3. Marketing Incentive Payments. Providing that the Agreement remains in effect through the respective anniversary dates set forth in this subsection, Distributor shall pay to Manufacturer marketing incentive payments via EFT [EDI transaction type 820] pursuant to the following formula and schedule: (a) February 28, 2002 – (*), (b) February 28, 2003 – (*), (c) February 28, 2004 – (*), and (d) February 28, 2005 – (*), provided however that, as an incentive to Distributor, such marketing incentive payments by Distributor may be reduced each year to the extent Distributor achieves certain incentive volume targets established for each such year period by mutual agreement of Manufacturer and Distributor. Manufacturer and Distributor shall negotiate such annual incentive volume targets in good faith on an annual basis.

     9.2  Payment Terms. Payment terms shall be twenty-one (21) days with a 7-day grace period from the date of Manufacturer’s invoice (which shall be the post-marked date of the invoice or any earlier date of facsimile transmission or other delivery to Distributor). Distributor agrees to maintain its internal bill receipt and payment procedures so that it will be able to meet the payment terms in the Agreement (and any amounts due under the 1999 Agreement), and the parties agree that all payments shall be EFT. It is agreed that these are material terms of this Agreement and that failure of Distributor to make timely payments shall constitute grounds for termination under Section 8.2.6 (unless cured as provided therein). Manufacturer also agrees to notify Distributor of any substantial increase in freight charges before shipment is authorized.

     9.3  National Pricing. Notwithstanding the foregoing provisions of Section 2 or this Section 9, it is understood that Manufacturer may, as is common in the food industry, negotiate “national” or “regional” pricing agreements with certain accounts (such as airlines or Wal-Mart, to take two examples) where the Manufacturer’s distributors, including the Distributor hereunder, continue to sell to such accounts, but this Agreement is modified to the extent necessary to accommodate such national pricing agreements, subject to reaching mutual agreement between the parties in each case. The parties agree to make such necessary amendments to implement agreements reached under this Section 9.3. In the event that the Distributor does not agree to any such national pricing arrangement within 14 days after a reasonably specific presentation of the arrangement to the Distributor, then the Manufacturer shall have the right to arrange for other distribution for such national pricing arrangement.

9.3.1 Consignment Sales. Notwithstanding the provisions of Section 2 and this Section 9, it is understood that Manufacturer may, as is common in the food industry, negotiate certain consignment arrangements for sales to club stores or Food Service accounts and Distributor will use its best efforts to distribute the Products to such outlets on a consignment basis, provided that consignment sales shall require the mutual agreement of the parties. In the event that the Distributor does not agree to any such consignment arrangement within 14 days after a reasonably specific presentation of the arrangement to the Distributor, then the Manufacturer shall have the right to arrange for other distribution for such consignment arrangement.

     9.4  Resale Prices. Distributor shall resell at such prices as it may determine, and Manufacturer retains no control over such resale prices.

     9.5  Trade Shows. The parties confirm that the arrangements and practices with respect to trade shows attended by Manufacturer that are currently in effect under the Prior Agreement shall continue under this Agreement, namely that Distributor agrees to provide delivery of Products to Trade Shows in the areas in which Distributor is distributing hereunder at no charge, provided that Manufacturer provides the Products and necessary freezers for such shows.

     9.6  Credit Line. Distributor shall have a line of credit under this Agreement which shall be reasonably established by Manufacturer consistent with the payment terms defined herein, and Manufacturer shall have the right, from time to time at its election, to require C.O.D. payment for any Products at any time when outstanding receivables owed by Distributor for purchase of the Products of the Manufacturer (whether or not due) exceed the amount of such credit line or at any time when the circumstances of Distributor’s financial condition are such that Manufacturer would be entitled under its regular credit policies to reduce this amount of the credit line. Said credit line shall be available unless Distributor is in breach of a material provision of this Agreement or unless Manufacturer determines, pursuant to the exercise of its regular credit policies, that Distributor’s financial condition warrants a change in said credit line. Distributor agrees to pay interest on overdue accounts at an annual rate equal to the base rate charged to best commercial customers at Fleet Boston (or its successor) from time to time plus (*) points. Interest shall be payable to Manufacturer on the last day of each month.

* This confidential portion has been omitted and filed separately with the Commission.

10    COMPLIANCE WITH LAWS: QUALITY CONTROL

     Each party covenants and agrees during the term hereof, that it will fully comply with all applicable laws, ordinances, regulations, licenses and permits of or issued by any federal, state or local government entity, agency or instrumentality applicable to its responsibilities hereunder.

     Manufacturer shall be responsible for the quality, including proof of quality and quality control, labeling requirements and truth of labeling, and fitness for human consumption of the Products delivered hereunder. Manufacturer warrants and represents that the Products delivered hereunder (1) are not adulterated or misbranded under the Federal Food Drug and Cosmetic Act, as amended (the “Act”); and (2) are not articles which may not be shipped pursuant to Sections 404 or 505 of the Act. Title shall pass upon delivery, F.O.B. Manufacturer’s plants. Notwithstanding any other provision hereof, the parties understand that loss or damage to the Products during shipment, after delivery F.O.B. Manufacturer’s plants, shall be the responsibility of Distributor.

     10.1  Recall Possibility. In the event the Manufacturer determines to recall or withdraw any of its Products (the “Recalled Products”), Distributor will use its personnel (or a third party retrieval service if Distributor reasonably believes the recall or withdrawal will be achieved faster, at less expense or more efficient) to remove any Recalled Products from accounts to which it had delivered the Recalled Products (and, where it uses any other distributors or subdistributors, will use its best efforts to cause such other persons to do likewise) and shall return (or cause to be returned) to Manufacturer or dispose of Recalled Products as directed by Manufacturer. Distributor shall be reimbursed by Manufacturer for all Recalled Products in the amount of the net purchase price previously paid by Distributor for such Recalled Products including freight costs and for its reasonable out-of-pocket expenses for using its personnel or third party service to accomplish such recall or withdrawal, including disposal costs, with payments by Manufacturer for Recalled Products being in cash or replacement Products, at Manufacturer’s option. In the event that any recall or withdrawal of either party’s products significantly disrupts Distributor’s ability to distribute the Manufacturer’s Products or Manufacturer’s ability to have such distribution occur, then Manufacturer and Distributor agree to discuss in good faith compensation for losses incurred by either party by such disruption.

11    HOLD HARMLESS AND INDEMNIFICATION

     11.1  It is expressly understood and agreed that Distributor shall not be liable for and Manufacturer shall hold Distributor harmless from any obligations, claims, demands, losses, costs, damages, suits, judgments, penalties, expenses and liabilities of any kind or nature to a person not a party to this Agreement (“Third Party”) arising directly or indirectly out of or in connection with this Agreement caused by Manufacturer’s negligence, willful misconduct or contractual breach or breach of warranty hereunder, including specifically, but without limitation, any claims against Distributor arising from Manufacturer’s termination of its relationship with Pillsbury and/or Ice Cream Partners USA, and further including, but not limited to any costs, expenses, court costs and reasonable attorneys’ fees incurred by Distributor by reason of any defense to any claims or lawsuits to which Distributor has been named a party, excluding any such obligations, claims, demands, losses, costs, damages, suits, judgments, penalties, expenses and liabilities caused by the actions or inaction of Distributor or person other than Manufacturer.

     11.2  It is expressly understood and agreed that Manufacturer shall not be liable for and Distributor shall hold Manufacturer harmless from any obligations, claims, demands, losses, costs, damages, suits, judgments, penalties, expenses and liabilities of any kind or nature to a Third Party arising out of or in connection with this Agreement caused by Distributor’s negligence, willful misconduct or contractual breach or breach of warranty hereunder, or caused by Distributor’s interference with the existing contract or agreements between Manufacturer and Pillsbury and/or Ice Cream Partners USA (provided that the operative terms of such contract or agreements have been publicly disclosed or are within the public domain), or caused by the actions or inaction of Distributor as a result of Distributor commencing distribution of the Products prior to February 28, 2001 (except as consented to by Manufacturer or as currently authorized) to accounts in geographic areas added by this Agreement effective February 28, 2001) including but not limited to any costs, expenses, court costs and reasonable attorneys’ fees incurred by the Manufacturer by reason of any defense to any claims or lawsuits to which Manufacturer has been named a party.

     11.3  Third Person Claims. Promptly after a party has received notice of or has knowledge of any claim against it covered by Section 11 by a Third Party or the commencement of any action or proceeding by a Third Person with respect to any such claim, such party (sometimes referred to as the “Indemnitee”) shall give the other party (sometimes referred to as the “Indemnitor”) written notice of such claim or commencement of such action or proceeding; provided, however, that the failure to give such notice will not affect the right to indemnification hereunder with respect to such claim, action or proceeding, except to the extent that the other party has been actually prejudiced as a result of such failure. If the Indemnitor has notified the Indemnitee within thirty (30) days from the receipt of the foregoing notice that it wishes to defend against the claim by the Third Person, then the Indemnitor shall have the right to assume and control the defense of the claim by appropriate proceedings with counsel reasonably acceptable to Indemnitee, provided that the assumption of such defense by the Indemnitor shall constitute an acknowledgment of the obligation to indemnify the Indemnitee hereunder. The Indemnitee may participate in the defense, at its sole expense, of any such claim for which the Indemnitor shall have assumed the defense pursuant to the preceding sentence, provided, however, that counsel for the Indemnitor shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suit or proceeding other than claims that in Indemnitee’s reasonable judgment could have a material and adverse effect on Indemnitee’s business apart from the payment of money damages. The Indemnitee shall be entitled to indemnification for the reasonable fees and expenses of its counsel for any period during which the Indemnitor has not assumed the defense of any claim.

12    TRADEMARKS

     Distributor understands and agrees that it has received no right or license, express or implied, to use in any manner the name “Ben & Jerry’s” or any other trade name or trademark used or owned by Manufacturer now or in the future with the express written consent of Manufacturer except as set forth herein. Subject to the terms and conditions of this Agreement and to the continuing performance by Distributor of its obligations hereunder, Manufacturer hereby grants Distributor a non-exclusive, non-transferable and personal license to use Manufacturer’s trademarks and logos (“Marks”) solely in connection with the distribution, display and sale of the Products pursuant to this Agreement. Distributor agrees that such Marks shall be used only in the forms and manners specified and approved in writing in advance by Manufacturer. All rights granted to Distributor under this Agreement with respect to the Marks shall immediately cease and terminate upon the termination of this Agreement. The provisions of this Section shall survive termination.

13    CONFIDENTIAL INFORMATION

     Confidential Information about a party learned under this Agreement shall not be used during or after the term of this Agreement except for the purpose of this Agreement and, without limiting the foregoing, such information as to the Manufacturer may not be used by the Distributor in connection with the production, marketing, distribution or sale of Distributor’s products. Confidential Information shall, for purposes of this Agreement, include all information relating to a party, its business and prospect, disclosed by such party from time to time to the other party in any manner, whether orally, visually or in tangible form (including, without limitation, documents, devices and computer readable media) and all copies thereof, created by either party. The term “Confidential Information” shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by a party which contain, reflect or are based upon the information furnished to such party by the other party pursuant hereto. Confidential Information shall not include any information that:

(a) was in a party’s possession prior to disclosure by the other party hereunder, provided such information is not known by such party to be subject to another confidentiality agreement with or secrecy obligation to the other party;

(b) was generally known in the ice cream industry at the time of disclosure to a party hereunder, or becomes so generally known after such disclosure, through no act of such party;

(c) has come into the possession of a party from a third party who is not known by such party to be under any obligation to the other party to maintain the confidentiality of such information; or

(d) was independently developed by a party without the use of any Confidential Information of the other party, to the extent that such independent development is reasonably established by such first party to the other party.

14    ENTIRE AGREEMENT; SURVIVAL; SEVERABILITY

     This Agreement (and any documents referred to herein) represents the entire agreement and understanding of the parties with respect to the distribution, at the start of the term of this Agreement commencing February 28, 2001, as provided in Section 8.1 below, of Products of the Manufacturer by the Distributor, and there are no representations, warranties or conditions or agreements (other than implementing invoices, purchase orders and the like necessary to implement this Agreement) not contained herein (or in any documents not referred to herein) that constitute any part hereof or that are being relied upon by any party hereunder. Notwithstanding any termination of this Agreement, all claims arising prior to such termination for any breach of or for any amount due under this Agreement (excluding any such claims that have been satisfied, waived or released prior to such termination) under this Agreement shall survive such termination, and in addition, the following sections of this Agreement shall survive any termination of the Agreement: 3.2 – 3.5 (as to Distributor’s obligations to pay sums owing for the period through termination), 8, 9 (as to Distributor’s obligations to pay sums owing for the period through termination), 11, 12, 13, 14, 16 and 17. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the other provisions shall nevertheless be in full force and effect without being impaired or invalidated in any way.

15    NEGOTIATION OF AGREEMENT

     Each party and its counsel have cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

16    AMENDMENT AND NON-ASSIGNABILITY OF AGREEMENT

     This Agreement may not be amended or modified except by an instrument in writing signed by an authorized officer of each party. It is agreed that neither party shall transfer or assign this Agreement or any part hereof or any right arising hereunder, by operation of law or otherwise, without the prior written consent of the other. Any purported assignment without consent shall be void and of no force or effect or, at the other party’s option, shall immediately terminate this Agreement. Subject to the foregoing, this Agreement shall be binding on the respective parties and their successors and assigns.

     No waiver by either party of any default or breach of any covenant hereunder shall be implied from any omission by either party to take action on account of such default if such default persists or is repeated. No express waiver shall affect any default other than the default specified in the waiver, and then said waiver shall be operative only for the time and to the extent therein stated. Waivers by either party of any covenant, term or condition contained herein shall not be construed as a waiver of any subsequent breach of the same covenant term or condition. The consent or approval by either party to or of any act by either party requiring further consent or approval shall not be deemed to waive or render unnecessary consent or approval to or of any subsequent similar acts. If any provision of this Amendment is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

     No provision of any other instrument, including the Schedules incorporated herein, purchase orders, invoices, bills of sale or like instrument which is inconsistent or conflicts with this Agreement shall control or override any provision of this Agreement.

17    WAIVER OF JURY RIGHTS; GOVERNING LAW; JURISDICTION

     Each of the parties hereto irrevocably waives all rights to a trial by jury with respect to any dispute relating to this Agreement, the subject matter hereof or the entering into or termination of this Agreement (a “Dispute”). This Agreement and all actions related hereto shall be governed by, and any dispute shall be resolved in accordance with, the laws of the State of Delaware, excluding its internal choice of law principles.

     Except as expressly provided in Section 2.1.2, 2.1.3 and 8.2 above, in the event of any Dispute, such Dispute, if not resolved in the ordinary course between representatives of the parties, shall be submitted for settlement negotiation between the Chief Executive Officer of Manufacturer and Chief Executive Officer of Distributor, and if such procedure does not resolve such Dispute within 30 days after a request for such settlement negotiation to the other party, then and only then shall all such Disputes be resolved exclusively by the process of litigation in accordance with this Section. If such litigation is brought by Manufacturer or by Distributor, it shall be brought in the State of Delaware.

     With respect to any litigation relative to any Dispute that has been commenced in accordance with the foregoing provisions as to where and when such litigation may be brought, the parties each hereby: (i) agree that each party has sufficient contacts with Delaware to subject it to the personal jurisdiction of the state and federal courts located in Delaware for purposes of any such Proper Action (a “Proper Action”); (ii) agree that venue of any Proper Action properly lies in Delaware; (iii) waives and agrees not to assert in any Proper Action any claim that it is not subject personally to the jurisdiction of the above-named courts, such action should be dismissed on grounds of lack of venue or forum non conveniens; should be transferred to any court other than the above-named courts or should be stayed by reason of the pendency of some other proceeding in any court other than the above-named courts; (iv) consents and agrees that service of process in any Proper Action may be made in any manner permitted by law or by registered or certified mail, return receipt requested, at its principal place of business, and that service made in accordance with the foregoing is reasonably calculated to give actual notice of any such action; and (v) waives and agrees not to assert in any Proper Action any claim that service of process made in accordance with the foregoing does not constitute good and sufficient service of process, including upon written notice. Notwithstanding the foregoing, any proceeding for temporary restraining order or preliminary injunction may be brought without resort to the settlement mechanics described but shall only be brought in accordance with the foregoing provisions as to where litigation with respect to any Dispute may be brought.

18    PUBLICITY

     Distributor shall provide to Manufacturer for prior review and timely approval Distributor’s initial press release on the entering into of this Agreement (or the commencement of distribution hereunder), providing however that such approval by Manufacturer shall not be unreasonably withheld or delayed. The parties shall not otherwise make any public release prior to October 17, 2000, except as may be required by federal or state securities laws (after consultation with securities law counsel for the other party).

19    NOTICES

     Any notices to be given by either party to the other shall be in writing by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested, or by facsimile (only with receipt confirmed). Notices shall be addressed to the parties at the addresses set forth on page one or to said other address as shall have been so notified to the other party in accordance with this Section 21. Notices to Distributor shall be addressed to William C. Collett, Treasurer, Dreyer’s Grand Ice Cream, Inc., 5929 College Avenue, Oakland, California 94618, with a copy to Mark LeHocky, General Counsel, Dreyer’s Grand Ice Cream, Inc., 5929 College Avenue, Oakland, California, 94618, Notices to Manufacturer shall be addressed to Chief Executive Officer, Ben & Jerry’s Homemade, Inc., 30 Community Drive, South Burlington, Vermont, 05403-6828, with a copy to Ropes & Gray, One International Place, Boston, MA 02110, Attention: Howard K. Fuguet, Esq., and a copy to General Counsel, Unilever USA, 390 Park Avenue, New York, NY 10022-4698.

IN WITNESS WHEREOF, Ben & Jerry’s Homemade, Inc. and Dreyer’s Grand Ice Cream, Inc., have each executed and delivered this Agreement as of the day and year first above written.

WITNESSED: /s/ Mark LeHocky	DREYER’S GRAND ICE CREAM, INC. By: /s/ Tom Delaplane —————————————— Thomas Delaplane Title: Vice President, Sales

WITNESSED: /s/ Drake Wallis	BEN & JERRY’S HOMEMADE, INC. By: /s/ Perry Odak —————————————— Perry Odak Title: Chief Executive Officer

LIST OF EXHIBITS AND SCHEDULES

Schedule 1A	Manufacturer’s Trademarks

Schedule 1B	Manufacturer’s Products

Schedule 2A	Distributor Territory – Retail Grocery Trade

Schedule 2B	Distributor Territory – Impulse Trade

Schedule 2C-1	Performance Requirements – Retail Grocery Trade

Schedule 2C-2	Performance Requirements – Impulse Trade

Schedule 2D	Distribution Policies

Schedule 2.4	Performance Requirements and Distribution Policies – Franchisees and Manufacturer-owned Retail Outlets

Schedule 3.2	Equivalent Unit (EU) Conversion Chart

Schedule 4.1	Manufacturer’s Social Mission

Schedule 4.2	Distributor’s Social Activities Questionnaire

Schedule 9.1	Distributor Prices

SCHEDULE 1A

Principal Trade Names

“Ben & Jerry’s”

SCHEDULE 1B

Manufacturer’s Products

     All presently available “Ben & Jerry’s” branded frozen desserts, including pints, quarts, half gallons, bulk, single serve and novelties (including in each case ice cream, yogurt and sorbet).

SCHEDULE 2A – DISTRIBUTOR TERRITORY – Retail Grocery Trade

Delaware
Washington
Illinois
Wisconsin
Colorado
Oregon
Alaska
Arizona
Ohio
Missouri
Indiana
Iowa
Virginia
Utah
Idaho
Nebraska
Kansas
California
Minnesota
Texas [excluding West Texas]
Florida
Georgia
Maryland
Washington, D.C.
New Jersey
New York [excluding Upstate New York]
Philadelphia, Pennsylvania
North Dakota
South Dakota
Wyoming
West Virginia
Hawaii
Nevada [excluding Las Vegas]

SCHEDULE 2B – DISTRIBUTOR TERRITORY – Impulse Trade

Washington
Wisconsin
Colorado
Alaska
Ohio
Missouri
Iowa
Virginia [excluding Eastern Virginia]
West Virginia
Utah
Michigan [excluding Eastern Michigan]
Idaho
Nebraska
Kansas
Southern California
Minnesota
Texas
Maryland
Washington, D.C. [account specific]
New York [excluding Upstate New York]
Kentucky
Wyoming
Nevada [excluding Las Vegas]
Louisiana [excluding Eastern Louisiana]

FIRST AMENDMENT TO 2000 DISTRIBUTION AGREEMENT

     Amendment (the “Amendment”) dated as of January 19, 2001 to the Distribution Agreement (the “Agreement”), dated as of October 10, 2000, by and between Dreyer’s Grand Ice Cream, Inc. and Ben & Jerry’s Homemade, Inc.

     WHEREAS, the parties wish to amend the Agreement to change the effective date of commencement of distribution by the Distributor under the Agreement as provided in Section 8.1 of the Agreement.

     NOW THERFORE, in consideration of these promises, the mutual promises of the parties and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1.	Definitions. All capitalized terms used not defined herein shall have the meanings given to them in the Agreement.

2.	Date of Commencement of Distribution. The parties agree that the term of the Agreement (and the distribution of the Products thereunder by the Distributor) shall commence on March 5, 2001 rather than on February 28, 2001 as is currently provided in the Agreement. Accordingly, the following sections of the Agreement are hereby amended:

2.1	Section 3.4 is hereby amended to delete “February 28, 2001” from the fixth/sixth line and replacing the same with “March 5, 2001”.

2.2	Section 8.1 is hereby amended to delete “February 28, 2001” from the third line, sixth line and twelfth line of such section and replacing the same in each case with “March 5, 2001”.

2.3	Section 9.1.1 is hereby amended to delete “February 28, 2001” fom the sixth/seventh line and replacing the same with “March 5, 2001”.

2.4	Section 9.1.2 is hereby amended to delete “February 28, 2001” from the first line and replacing the same with “March 5, 2001”.

2.5	Section 9.1.3 is hereby amended to: (i) delete “February 28, 2002” from the fourth line and replacing the same with “March 5, 2002”; (ii) delete “February 28, 2003” from the fifth line and replacing the same with “March 5, 2003”; (iii) delete “February 28, 2004” from the sixth line and replacing the same with “March 5, 2004”; and (iv) delete “February 28, 2005” from the seventh line and replacing the same with “March 5, 2005”.

2.6	Section 11.2 is hereby amended to delete “February 28, 2001” from the tenth line and eleventh/twelfth line of such section and replacing the same with “March 5, 2001”.

2.7	Section 14 is hereby amended to delete “February 28, 2001” from the third line and replacing the same with “March 5, 2001”.

3.	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

4.	No Other Changes. Except as modified by this Agreement, the Agreement shall remain in full force and effect.

[The Remainder of This Page is Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first written above.

DREYER’S GRAND ICE CREAM, INC.	BEN & JERRY’S HOMEMADE, INC.

By: /s/ Tom Delaplane ——————————————	By: /s/ Chuck Green ——————————————
Name: Thomas Delaplane	Name: Chuck Green
Title: Vice President, Sales	Title: Sr. Director of Sales & Distribution